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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT made as of the 3rd day of January, 1996, and effective as of January 1, 1996, by and among SWENSON GRANITE COMPANY, INC., a New Hampshire corporation, with a principal place of business at 369 North State Street, Concord, New Hampshire 03301 ("Swenson"), ROCK OF AGES CORPORATION, a Vermont corporation, with a principal place of business at Main Street, Graniteville, Barre, Vermont 05654 ("ROAC") and PETER FRIBERG ("Employee") residing at 15 Tamarack Lane, Barre, Vermont 05641.

                               FACTUAL BACKGROUND:

            1. ROAC wishes to employ Employee, initially as Senior Vice President of Sales and Marketing (the "Position") and with such other duties and responsibilities, and such other or different positions, as ROAC may assign to Employee; and Employee wishes to accept such employment subject to the terms and conditions of this agreement.

            2. ROAC manufactures granite memorials and other granite products, performs services related thereto, and markets such products and services in the United States and in various foreign countries (ROAC's "Business") and has accumulated valuable and confidential information including trade secrets and know-how relating to technology, manufacturing procedures, formulas, machines, marketing plans, sources of supply, business strategies and other business records.

            3. Agreement by Employee to enter into the covenants contained herein is a condition precedent to the employment of Employee in the Position. Employee acknowledges that the same and his execution of this agreement are express conditions of his employment; and that said covenants are given as material consideration for such employment and the other benefits conferred upon him by this agreement.

            4. Swenson is a party to this agreement solely for purposes of agreeing to and undertaking joint and several responsibility with ROAC for ROAC's agreements, covenants, duties and undertakings hereunder and agreeing to the provisions of Section 7 hereof.
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            NOW, THEREFORE, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged the parties hereto agree as follows:

            1. Employment. ROAC agrees to employ Employee, and Employee accepts employment in the Position, initially reporting to the President and COO of ROAC, all upon the terms and conditions hereinafter set forth. ROAC agrees that Employee's employment hereunder shall not require him to relocate from the Central Vermont geographic region.

            2. Duties and Policies.

                  (a) Duties. The Employee agrees to devote his full time and best efforts to his employment duties in the Position or, subject to the rights of ROAC in the second sentence of this Section 2(a), in such other comparable position to which Employee is assigned during the Term (as hereinafter defined), and to such other comparable duties as may be assigned to him from time to time by ROAC. ROAC reserves the right in its sole discretion to request Employee to perform no duties for it under this agreement from time to time or at any time for such periods of time during the Term as it in its sole discretion may determine and in the event ROAC takes such action, Employee will thereafter not be eligible for any further increases in his Annual Base Salary or for any bonuses until ROAC requests, if ever, Employee return to active work.

                  (b) Policies. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by ROAC from time to time and provided to Employee in writing.

            3. Term. The term of this agreement (the "Term") shall be five (5) years, beginning with the day after the date on which the Effective Time (as defined in the Agreement and Plan of Reorganization by and among ROAC, Swenson, Rock of Ages Quarries, Inc ("ROAQ"), Anderson-Friberg Company, Inc., Employee and others) occurs, unless terminated earlier pursuant to the provisions of
Section 6 below.



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            4. Compensation. For all services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee the following:

                  (a) Salary. The Company shall pay Employee an annual salary of One Hundred Forty Thousand Dollars ($140,000) less withholding and other taxes required by federal and state law (the "Annual Base Salary"), payable in equal monthly installments, or as otherwise required by law. Employee shall be eligible to receive increases in Employee's Annual Base Salary pursuant to periodic salary reviews consistent with ROAC's corporate policies, it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination by ROAC's Board of Directors, in its sole discretion, to award salary increases to Employee.

                  (b) Bonus. Employee may also be awarded a bonus or bonuses from time to time during the Term at such time, if any, as ROAC's Board of Directors may determine, in its sole discretion, to award such bonuses.

                  (c) Standards. ROAC agrees that the standards to be used by its Board of Directors in awarding salary increases and bonuses to Employee will be the same standards used by the Boards of Swenson and ROAQ (as hereinafter defined) in awarding the same to executive officers of those corporations, provided, however, that such salary increases and bonuses will be based on the performance of the Swenson Corporate Group.

            5. Fringe Benefits. During the term of this agreement, Employee shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to the Company's similarly situated executive employees, subject to the terms and conditions of such fringe benefit plans and to the following fringe benefits:

                        i) Medical and major medical health insurance, paid for
                  by ROAC;

                        ii) Life Insurance paid for by ROAC equal to one and
                  one-half (1-1/2) times Employee's Annual Base Salary;


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                        iii) Participation in ROAC's qualified 401(k) profit
                  sharing plan pursuant to the terms thereof;

                        iv) Participation in ROAC's qualified defined benefit Salaried Employees Pension Plan pursuant to the terms thereof;

                        v) The use of an automobile comparable to the automobiles provided to other executive officers of ROAC and payment by ROAC of the costs of operation and maintenance of the automobile;

                        vi) Vacation in accordance with ROAC's employee policies, in effect from time to time with credit given for years of service for Employee's service with Anderson-Friberg Company, Inc. ("AFCO"); and

                        vii) Participation in an ROAC Salary Continuation Agreement pursuant to the terms thereof.

            Fringe Benefits provided to Employee will, in addition, generally be not less advantageous to Employee than those provided by Swenson to its executive employees. Fringe benefits as used in this Section do not include cash compensation, stock options or other compensation.

            6. Termination.

                  (a) Termination because of Death or Total Disability. This agreement will terminate automatically upon the date of Employee's death or Total Disability. The Employee shall be deemed to have incurred a Total
Disability:

                        i) if ROAC maintains a long term disability policy in
                  effect for the benefit of Employee, on the date when the Employee shall have received total disability benefits under said policy for a period of six (6) months;


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                        ii)  if no such long term disability insurance policy is
                  in effect, on the date when the Employee suffers from a physical or mental disability of such magnitude and effect that the Employee is unable to perform the essential functions of Employee's assigned position with or without reasonable accommodation and such disability continues during a period of twelve (12) continuous or noncontinuous months within the eighteen (18) month period beginning on the first day of the month in which the first day of disability occurs;

                        iii) if Employee illegally uses drugs and, as a result,
                  performance of his duties and/or employment with ROAC is in any way impaired; or

                        iv) on the date when Employee receives his first payment under the Social Security Act because of determination by the Social Security administration that Employee is totally disabled.

Total Disability as set forth in subsections (ii), (iii) or (iv) above shall be deemed to have occurred upon the written certification to ROAC thereof by the Employee's personal physician, which certification may be requested in writing by ROAC. If the Employee does not have a personal physician or refuses to consult with his personal physician, ROAC may select a licensed Vermont physician, board-certified in internal medicine or family practice, to examine the Employee, which physician shall, for purposes hereof, be deemed to be the Employee's personal physician; provided, that if the Employee refuses to be examined by this deemed personal physician within thirty (30) days after the physician's appointment by ROAC, then the Employee may at ROAC's election be conclusively presumed to have become Totally Disabled as of the close of such thirty (30) day period. If ROAC disagrees with the opinion of the Employee's personal physician, then ROAC may select a second licensed, board-certified Vermont physician to examine the Employee. The personal physician and this second physician shall then select a third licensed, board-certified Vermont physician to examine the Employee. Upon examination of the


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
Employee by the three (3) physicians, each physician shall render an opinion with respect to the condition of the Employee in regards to his Total Disability, and the opinion of a majority of the physicians shall be binding upon all parties.

                  (b) Termination Without Cause. ROAC shall not have the right to terminate this agreement and Employee's employment under this agreement except for a Termination for Cause (as defined in Section 6(c) below) unless ROAC pays Employee the severance payments set forth in Section 8 hereof on the terms and conditions of said Section 8 (any such termination by ROAC is herein sometimes referred to as a "Termination Without Cause"). It shall also be deemed a Termination Without Cause by ROAC if the Employee shall voluntarily resign from employment because of a required relocation contrary to the provisions of
Section 1 of this agreement or a violation by ROAC of the provisions of Section 2(a) regarding assigning Employee to a position not comparable to the Position or to duties not comparable to the Position.

                  (c) Termination With Cause. ROAC may terminate this agreement and the employment of the Employee at any time with cause and without further notice upon the occurrence of any of the following events: (i) abandonment by Employee of, or chronic, habitual or continuous failure by, Employee to perform, over a period of thirty (30) or more days, Employee's duties as an Employee hereunder; (ii) embezzlement or other theft of ROAC's property or the commission of other criminal activity against ROAC or its employees, agents and customers; or (iii) conviction of a crime which ROAC's Board of Directors reasonably determines will have a material adverse affect on the reputation, business and/or financial affairs of ROAC or the Swenson Corporate Group (as defined in Section 7 hereof)(any such termination is herein sometimes referred to as a "Termination With Cause" or as "Terminated With Cause"). In the event that Employee's employment is Terminated With Cause or Employee resigns in lieu of such termination, Employee shall only be entitled to be paid any expenses he has incurred prior to the termination and for which he is entitled to reimbursement hereunder, and such pro-rated salary as he may have earned up to the date of termination.


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                  (d) Termination by the Employee. Employee may resign from
employment at any time for any reason and terminate this agreement by giving thirty (30) days' written notice to ROAC (any such termination is herein sometimes referred to as a "Voluntary Termination") of such intention. In such event, ROAC may, in its discretion, permit the Employee to work through the notice period or accept the Employee's immediate resignation. In the event of a Voluntary Termination, Employee shall not be entitled to payment of any further compensation or benefits under the terms of this agreement, except for salary earned, and bonuses declared, if any, prior to the date thereof.

            7. Board of Directors Positions. As long as Employee is an employee of ROAC under this agreement and is not prohibited by law from serving as a member of the Boards of Directors hereafter named, Swenson will cause Rock of Ages Quarries, Inc. ("ROAQ") and ROAC to elect Employee to their respective Boards of Directors. A separate agreement between Employee and others governs Employee's election as a member of the Board of Directors of Swenson. Employee agrees that if he incurs a Voluntary Termination hereunder he will submit his resignation from all of the above-referenced Boards of Directors, including Swenson's, simultaneously with his Voluntary Termination. ROAC, ROAQ and Swenson and their direct and indirect subsidiaries, affiliates and successors and assigns are sometimes herein sometimes referred to as the "Swenson Corporate Group."

            8. Severance Payments. If Employee's employment under this agreement and this agreement are terminated because of Employee's death or Total Disability or by ROAC by virtue of a Termination Without Cause under Section 6(c) hereof, then in consideration thereof and as liquidated damages incurred by Employee because of such termination and not as a penalty, Employee agrees to accept and ROAC agrees to pay to Employee, as Employee's sole entitlement because of the Termination Without Cause, severance payments (the "Severance Payment") pursuant to the following schedule:


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

TERMINATION WITHOUT CAUSE            SEVERANCE PAYMENT EQUAL
DURING THE:                          TO:
First Year of the Term:              $840,000

Second Year of the Term:             $700,000

Third Year of the Term:              $560,000

Fourth Year of the Term:             $420,000

Fifth Year of the Term:              Severance Payment Equal to
                                     the sum of:  the balance
                                     of Annual Base Salary owed
                                     from date of termination
                                     to end of 5th year and
                                     $280,000


            In addition, ROAC agrees that if at the end of the Term of this agreement, ROAC does not offer Employee an Employment Agreement for at least an additional two (2) years at a Base Annual Salary equal to Employee's Annual Base Salary in the fifth (5th) year of the Term, but having other provisions deemed necessary, appropriate and in ROAC's best interests, none of which will necessarily be similar or the same as the other provisions of this agreement (the "New Agreement") then ROAC will pay a $280,000 severance payment payable monthly as hereinafter indicated to Employee; provided however, that if ROAC offers such a New Agreement and Employee does not accept it no such additional $280,000 will be paid to Employee and no other severance payment will be due Employee under the New Agreement, irrespective of how it may be terminated thereafter by either party to it or upon its nonrenewal at the end of its term.

            Employee agrees that any Severance Payments payable under this Section may be paid at the rate of $11,667 per month, commencing on the first day of the month after the month in which the Termination Without Cause occurs or on the first day of the month after the end of the Term of this agreement. Employee further agrees that no Severance Payments are due to Employee under this Section if Employee's employment is terminated because of Employee's death, Total Disability, Termination With Cause or Voluntary Termination. Employee, in consideration of the payment of the severance payments


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set forth in this Section 8, hereby waives and releases, all members of the
Swenson Corporate Group from any and all lawsuits, claims, damages, expenses, costs, (including attorneys fees) which Employee may incur or suffer because of Employee's Termination Without Cause.

            9. Non-Disclosure of Confidential Information. Employee acknowledges that during his employment, he will become fully familiar with all aspects of the ROAC's Businesses and the Swenson Corporate Group's businesses and will obtain access to confidential and proprietary information relating to such businesses. Employee understands and agrees that such information is valuable and Employee has no property interest in it. Therefore, Employee covenants and agrees that during his employment with ROAC and thereafter Employee will not use, disclose, communicate or divulge such information to any person not employed by ROAC or use such information except as may be necessary to perform his duties as an Employee under this agreement. Such obligation shall survive the expiration of the term of this agreement and/or termination of Employee's employment with ROAC for any reason whatsoever.

            10. Non-Solicitation of Employees, Clients and Customers. During the Term of this agreement and for the period of Employee's non-competition covenant set forth in Section 12 hereof, following the termination of this agreement, Employee agrees not to, on his own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of ROAC or the Swenson Corporate Group to stop doing business with or to leave any of said companies for any reason whatsoever or to hire any of their employees.

            11. Return of Company Property. Upon termination or nonrenewal of this agreement for any reason, Employee agrees to immediately return all ROAC and Swenson Corporate Group property, whether confidential or not, without keeping any copies or excerpts thereof, including but not limited to computers, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, automobiles, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information.


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
            12. Non-Competition Covenant by Employee. ROAC and the Employee agree that ROAC is currently engaged in the business of manufacturing, marketing and selling granite memorials and other granite products (herein referred to as the "Restricted Business") and ROAC is engaged in the Restricted Business in all of the states of the United States and in all of the provinces of Canada (herein the territory of all such states and provinces is referred to as the "Restricted Territory") and has hired the Employee to expand and grow the Restricted Business in the Restricted Territory. Accordingly, as a material and essential inducement to ROAC to hire the Employee and in consideration of ROAC's and Swenson's agreements with the Employee under this agreement, including without limitation the Severance Payments, Employee agrees that during the Term of this agreement and, if this agreement is terminated for any reason, lapses, is not renewed for any reason, or Employee is not employed by ROAC after the end of the Term hereof for any reason, for a period equal to the greater of (a) two (2) years; (b) or the periods during which ROAC is paying Severance Payments to Employee pursuant to Section 8 hereof, the Employee will not, in the Restricted Territory, directly or indirectly, in any manner whatsoever:

                  (a) compete with ROAC, its successor and assigns, or the Swenson Corporate Group, its successors and assigns, in the Restricted Business;

                  (b) engage in the Restricted Business, except as an employee of ROAC or the Swenson Corporate Group;

                  (c) have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interest of a company whose stock or other ownership interests are publicly traded) any business entity which engages in the Restricted Business in the Restricted Territory except for any ownership interest owned by Employee during the Term of this agreement, and after termination of this agreement, in any member of the Swenson Corporate Group;

                  (d) contract, subcontract, work for, solicit work from, solicit ROAC or Swenson Corporate Group employees for, or solicit customers for, advise or


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become affiliated with, any business entity which engages in the Restricted
Business in the Restricted Territory except as an employee of ROAC or of the Swenson Corporate Group; or

                  (e) lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territory.

            The term "compete" as used in this Section 12 means engage in competition, either as an owner, agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership or other capacity.

            While the restrictions as set forth herein are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of ROAC and the Swenson Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to ROAC and the Swenson Corporate Group the maximum amount of protection contemplated thereby.

            Employee represents that he has carefully reviewed Employee's restrictive non-competition covenant set forth in this Section 12 and has determined that this covenant will not impose undue hardship, financial or otherwise, on Employee; that its Restrictive Territory and duration will not impose a hardship on Employee; that it protects ROAC's and the Swenson Corporate Group's legitimate interests in their investment in Employee and their Restricted Business; and that in Employee's opinion Employee not being able to compete in the Restrictive Territory for the duration of this covenant will not be injurious to the public interest.

            Employee agrees that Employee's breach of his covenants in this
Section 12 will cause irreparable harm to ROAC and the Swenson Corporate Group. Employee, therefore, further agrees that if he so breaches, ROAC


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may cease to make any Severance Payments remaining due to Employee on the date of the breach and ROAC's obligation to make any further Severance Payments to Employee will, therefore, terminate and be null, void and of no further force and effect.

            13. Loyalty. Employee shall devote his full time and best efforts to the performance of his employment under this agreement. During the term of this agreement, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other profession or active business to any extent whatsoever, except on or pursuant to the terms of this agreement, or with the prior written consent of ROAC. Employee agrees that he will not, while this agreement is in effect, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, ROAC and its business. ROAC agrees that if it exercises its rights in Section 2(a) hereof to have Employee perform no duties for it, then during such period of time during the Term as Employee is so not performing his duties, Employee may engage in other employment which does not violate his non-competition covenant in
Section 12 and his other covenants in Sections 9, 10 and 11 of this agreement.

            14. Governing Law, Jurisdiction and Venue. This agreement shall be governed by and construed in accordance with the laws of the state of Vermont. The parties agree that because performance of this agreement will take place predominantly in Washington County, Vermont, the Washington County Superior Court, Vermont, or the U.S. District Court for the District of Vermont, in said State are the sole and exclusive forums for any actions or claims by the parties of this agreement and each party hereto consents to the jurisdiction of said courts in any action brought by another party hereto and agrees that no claims or actions relating to any matter hereunder will be brought by them in any other courts in this State, any other state or any other country.

            15. Headings. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.


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            16. Severability and Violation of Laws. If any provisions of this agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

            17. Specific Performance. The Employee hereby agrees and stipulates that it would be impossible to measure in monetary terms the damages which would be suffered by ROAC in the event of any breach by Employee of Sections 9, 10, 11, 12 and 13 of this agreement. Therefore, if ROAC shall institute any action in equity to enforce such sections of this agreement, it is agreed that the Employee waives any claim or defense that ROAC has an adequate remedy at law, and Employee agrees ROAC is entitled to specific performance of such terms of the agreement.

            18. Notices. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service for next business day delivery, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be directed to a party at its address set for the below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

            For the ROAC:

                  Mr. Kurt M. Swenson
                  Chairman and Chief Executive Officer
                  Swenson Granite Company, Inc.
                  369 North State Street
                  Concord, New Hampshire 03302


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            with a copy to:

                  John R. Monson, Esquire
                  Wiggin & Nourie, P.A.
                  20 Market Street
                  P.O. Box 808
                  Manchester, New Hampshire  03105-0808

            For the Employee:

                  Mr. Peter Friberg
                  15 Tamarack Lane
                  Barre, Vermont  05641

            with a copy to:

                  Alan D. Port, Esq.
                  Paul, Frank & Collins, Inc.
                  P.O. Box 1307, One Church Street
                  Burlington, Vermont  05402-1307

            19. Assignment. The rights and obligations of ROAC together with its obligations and all of the Employee's covenants and agreements hereunder may be assigned by ROAC to any third party by operation of law or by contractual assignment; provided, however, that Swenson remains liable under this agreement after such assignment as set forth in Section 24 hereof and upon such assignment ROAC shall be relieved of all of its obligations, agreements, duties and covenants hereunder. The rights and obligations of the Employee under this agreement are not assignable.

            20. Complete and Entire Agreement. This agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

            21. Amendments. This agreement may be amended, or any provision of the agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provi-


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sion of this agreement shall not operate or be construed as a waiver of any other breach.

            22. Officer Shareholder Agreement. In consideration of ROAC and Swenson entering into this agreement and ROAC employing Employee hereunder, Employee agrees to enter into an Officer Shareholder Agreement with Swenson dated even date herewith.

            23. Survival. Sections 8, 9, 10, 11, 12, 14, 16 and 17 shall survive expiration of the term of this agreement and/or termination of Employee's employment under this agreement.

            24. Swenson as a Party. Swenson hereby agrees to joint and several liability with ROAC for all of ROAC's agreements, covenants, duties and undertakings under this agreement and Employee agrees that Swenson has all of ROAC's rights under this agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this agreement, all as of the date first written above.


WITNESS:                      ROCK OF AGES CORPORATION


                              By: /s/ Kurt M. Swenson
--------------------------       -------------------------------------
                                 Kurt M. Swenson, Chairman and
                                  Chief Executive Officer

WITNESS:                      SWENSON GRANITE COMPANY, INC.


                              By: /s/Kurt M. Swenson
--------------------------       -------------------------------------
                                 Kurt M. Swenson, President

WITNESS:                      EMPLOYEE


                              By: /s/ Peter Friberg
--------------------------       -------------------------------------
                                 Peter Friberg


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